EXHIBIT 10.1

Software Veteran Oliver M. Cooper III Takes the Helm as New CEO at Simtrol New CEO Brings Extensive Experience Managing High Growth Software Companies

NORCROSS, GA - May 12, 2008 - Simtrol, Inc. (OTCBB: SMRL), an innovative developer of device management software, announced today that Oliver M. Cooper III has been named President and Chief Executive Officer, effective immediately. He is also expected to be appointed to the Simtrol Board of Directors.

Mr. Cooper has more than 25 years experience managing high growth technology companies, both public and private. Mr. Cooper was formerly Chief Operating Officer at Manhattan Associates, Inc. (NASDAQ: MANH) where he managed the company's successful initial public offering and sales growth from $14.0 million to $82.0 million, while growing its work force from 180 to 670 employees. Mr. Cooper also served as President and Chief Operating Officer of Neovest Inc., a provider of software solutions to financial services firms, until its acquisition by JP Morgan (NYSE: JPM). He also served as President and CEO of MARC Global Holdings, Inc., a provider of complete solutions for supply chain execution in complex distribution environments. Under Cooper’s leadership, the company was successfully sold to Red Prairie, Inc. Prior to MARC Global, Mr. Cooper held senior level management positions in operations, sales and business development at several Fortune 500 companies.

Mr. Cooper earned a BA Degree from Furman University and an MBA from the Goizueta School of Business at Emory University.

“I am very excited about joining the Simtrol team and see great potential for this company,” said Mr. Cooper. “Simtrol’s device management solution addresses what promises to be a multi-billion dollar market. My main focus will be to ensure that the right resources and strategies are in place to accelerate value creation for our shareholders, customers and employees. I will take aggressive action to move Simtrol forward.”

Commenting on Mr. Cooper’s appointment, Simtrol Chairman Dallas Clement stated, “The addition of Oliver Cooper to our management team is a significant corporate development. Oliver is a proven winner and an experienced senior executive with a strong track record of growing enterprise software business with equal attention to profitability and customer satisfaction. He is the right guy to lead the company to the next level. His success in managing high growth software companies, effectiveness in building teams, and experience in mergers and acquisitions will be instrumental in positioning Simtrol to maximize shareholder value.”

Mr. Cooper succeeds Richard Egan. “We would like to thank Rick Egan for his contributions during the past several years. His efforts and diligence in leading the company through challenging transitions are appreciated. We wish him well in his future endeavors,” said Mr. Clement.